Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 26, 2014, among WCI Communities, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of August 7, 2013 providing for the issuance of 6.875% Senior Notes due 2021 (the “Securities”), as supplemented by that certain first supplemental indenture, dated as of April 28, 2014, by and among the Company, the Subsidiary Guarantors and the Trustee (together with the Original Indenture, the “Indenture”) providing for the issuance of notes in series;

WHEREAS, pursuant to the Indenture, the Company initially issued $200.0 million aggregate principal amount of the Securities (the “Initial Securities”);

WHEREAS, Section 2.13 of the Indenture provides that the Company may issue Additional Securities under the Indenture, subject to compliance with Section 4.03 therein;

WHEREAS, the Company wishes to issue an additional $50.0 million of the Securities as Additional Securities under the Indenture (the “New Securities”);

WHEREAS, the Indenture provides that the term “Registration Rights Agreement” includes one or more registration rights agreements relating to rights given by the Company to the purchasers of Additional Securities to register such Additional Securities under the Securities Act, and the Company wishes to give registration rights to the purchasers of the New Securities;

WHEREAS, in connection with the issuance of the New Securities, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture;

WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Company and the Trustee are authorized to execute and deliver this Second Supplemental Indenture without the consent of Holders; and

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture the legally valid and binding obligation of the Company and the Subsidiary Guarantors have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. ADDITIONAL NOTES. As of the date hereof, the Company will issue the New Securities. The New Securities issued pursuant to this Second Supplemental Indenture constitute Additional Securities issued pursuant to Section 2.13 of the Indenture and shall be consolidated with and form a single class with the Initial Securities previously established pursuant to the Indenture. The New Securities shall have the same terms and conditions in all respects as the Initial Securities, except that: (1) the New Securities will have a different date of issuance and issue price; (2) the Registration Rights Agreement with respect to the New Securities shall be the Registration Rights Agreement, dated June 26, 2014, among the Company, the Subsidiary Guarantors and the other parties named on the signature pages thereof (the “New Registration Rights Agreement”); and (3) the New Securities will be issued initially in the form of Restricted Global Securities bearing the Private Placement Legend.

3. AGGREGATE AMOUNT. The aggregate principal amount of the New Securities that may be authenticated and delivered pursuant to this Second Supplemental Indenture shall be $50.0 million.

4. REGISTRATION RIGHTS AGREEMENT. The parties hereto hereby agree and acknowledge that the New Registration Rights Agreement is a “Registration Rights Agreement” for purposes of the Indenture.

5. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Securities, this Indenture, the Security Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities and the Security Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

6. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

9. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantors and the Company.

10. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore and hereafter authenticated and delivered shall be bound hereby.

11. RATIFICATION OF SECURITY GUARANTEE. By its execution of this Second Supplemental Indenture, each Subsidiary Guarantor ratifies its Security Guarantee from and after the Issue Date. For the avoidance of doubt, WCI Towers Northwest USA, Inc. acknowledges and agrees that it issued a Security Guarantee on the Issue Date.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WCI COMMUNITIES, INC.

By:	/s/ RUSSELL DEVENDORF
Name: Russell Devendorf Title: Senior Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS

WCI COMMUNITIES, LLC
WCI COMMUNITIES MANAGEMENT, LLC

By:	/s/ RUSSELL DEVENDORF
Name: Russell Devendorf Title: Senior Vice President and Chief Financial Officer

SPECTRUM EASTPORT, LLC
WCI COMMUNITIES RIVINGTON, LLC
WCI TOWERS NORTHEAST USA, INC.
WATERMARK REALTY REFERRAL, INC.
PELICAN LANDING GOLF RESORT
VENTURES, INC.
WCI REALTY, INC.
WATERMARK REALTY, INC.

By:	/s/ RUSSELL DEVENDORF
Name: Russell Devendorf Title: Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. THOMAS MORRIS, II
Name: W. Thomas Morris, II Title: Vice President

[Signature Page to Second Supplemental Indenture]